Supplement dated March 12, 2015 to the
Currently Effective Statement of Additional Information (SAI) of
each of the Funds Listed Below (the Funds)

Effective immediately, the following disclosure is hereby added to each Fund’s SAI, and is in addition to any existing supplement for each Fund. You should read this Supplement in conjunction with the SAI and retain it for future reference.

Cyber Security Risk
With the increasing use of technology and computer systems in general and, in particular, the internet to conduct necessary business functions, the Fund is susceptible to operational, information security and related risks. These risks, which are often collectively referred to as “cyber security” risks, may include deliberate or malicious attacks, as well as unintentional events and occurrences. Cyber security is generally defined as the technology, operations and related protocol surrounding and protecting a user’s computer hardware, network, systems and applications and the data transmitted and stored therewith. These measures ensure the reliability of a user’s systems, as well as the security, availability, integrity, and confidentiality of data assets.

Deliberate cyber attacks can include, but are not limited to, gaining unauthorized access to computer systems in order to misappropriate and/or disclose sensitive or confidential information; deleting, corrupting or modifying data; and causing operational disruptions. Cyber attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (in order to prevent access to computer networks). In addition to deliberate breaches engineered by external actors, cyber security risks can also result from the conduct of malicious, exploited or careless insiders, whose actions may result in the destruction, release or disclosure of confidential or proprietary information stored on an organization’s systems.

Cyber security failures or breaches, whether deliberate or unintentional, arising from the Fund’s third-party service providers (e.g., custodians, financial intermediaries, transfer agents), subadvisers, shareholder usage of unsecure systems to access personal accounts, as well as breaches suffered by the issuers of securities in which the Fund invests, may cause significant disruptions in the business operations of the Fund. Potential impacts may include, but are not limited to, potential financial losses for the Fund and the issuers’ securities, the inability of shareholders to conduct transactions with the Fund, an inability of the Fund to calculate net asset value (NAV), and disclosures of personal or confidential shareholder information.

In addition to direct impacts on Fund shareholders, cyber security failures by the Fund and/or its service providers and others may result in regulatory inquiries, regulatory proceedings, regulatory and/or legal and litigation costs to the Fund, and reputational damage. The Fund may incur reimbursement and other expenses, including the costs of litigation and litigation settlements and additional compliance costs. The Fund may also incur considerable expenses in enhancing and upgrading computer systems and systems security following a cyber security failure.

The rapid proliferation of technologies, as well as the increased sophistication and activities of organized crime, hackers, terrorists, and others continue to pose new and significant cyber security threats. Although the Fund and its service providers and subadvisers may have established business continuity plans and risk management systems to mitigate cyber security risks, there can be no guarantee or assurance that such plans or systems will be effective, or that all risks that exist, or may develop in the future, have been completely anticipated and identified or can be protected against. Furthermore, the Fund cannot control or assure the efficacy of the cyber security plans and systems implemented by third-party service providers, the subadvisers, and the issuers in which the Fund invests.

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Investment Company Name	Fund / Series Name
The Prudential Investment Portfolios, Inc.	Prudential Asset Allocation Fund
Prudential Jennison Equity Opportunity Fund
Prudential Jennison Growth Fund
Prudential Conservative Allocation Fund
Prudential Moderate Allocation Fund
Prudential Growth Allocation Fund
Prudential Investment Portfolios 2	Prudential Core Taxable Money Market Fund
Prudential Core Short-Term Bond Fund
Prudential Investment Portfolios 3	Prudential Strategic Value Fund
Prudential Jennison Select Growth Fund
Prudential Real Assets Fund
Prudential Investment Portfolios 4	Prudential Muni High Income Fund
Prudential Investment Portfolios 5	Prudential Jennison Conservative Growth Fund
Prudential Small-Cap Value Fund
Prudential Jennison Rising Dividend Fund
Prudential Investment Portfolios 6	Prudential California Muni Income Fund
Prudential Investment Portfolios 7	Prudential Jennison Value Fund
Prudential Investment Portfolios 8	Prudential Stock Index Fund
Prudential Investment Portfolios 9	Prudential Large-Cap Core Equity Fund
Prudential International Real Estate Fund
Prudential Absolute Return Bond Fund
Prudential Select Real Estate Fund
Prudential Investment Portfolios, Inc. 10	Prudential Mid-Cap Value Fund
Prudential Jennison Equity Income Fund
Prudential Investment Portfolios 12	Prudential Global Real Estate Fund
Prudential US Real Estate Fund
Prudential Long-Short Equity Income Fund
Prudential Short Duration Muni High Income Fund
Prudential Investment Portfolios, Inc. 14	Prudential Government Income Fund
Prudential Floating Rate Income Fund
Prudential Investment Portfolios, Inc. 15	Prudential High Yield Fund
Prudential Short Duration High Yield Income Fund
Prudential Investment Portfolios 16	Prudential Defensive Equity Fund
Prudential Income Builder Fund
Prudential Investment Portfolios, Inc. 17	Prudential Total Return Bond Fund
Prudential Short Duration Multi-Sector Bond Fund
Prudential Investment Portfolios 18	Prudential Jennison 20/20 Focus Fund
Prudential Jennison MLP Fund
Prudential MoneyMart Assets, Inc.
Prudential National Muni Fund, Inc.
Prudential Jennison Blend Fund, Inc.
Prudential Jennison Mid-Cap Growth Fund, Inc.
Prudential Jennison Small Company Fund, Inc.
Prudential World Fund, Inc.	Prudential International Equity Fund

Prudential Emerging Markets Debt Local Currency Fund
Prudential Jennison Emerging Markets Equity Fund
Prudential Jennison Global Opportunities Fund
Prudential Jennison International Opportunities Fund
Prudential Jennison Global Infrastructure Fund
Prudential Jennison Natural Resources Fund, Inc.
Prudential Global Total Return Fund, Inc.
Prudential Sector Funds, Inc.	Prudential Financial Services Fund
Prudential Jennison Health Sciences Fund
Prudential Jennison Utility Fund
Prudential Short-Term Corporate Bond Fund, Inc.
The Target Portfolio Trust	Small Capitalization Value Portfolio
Small Capitalization Growth Portfolio
Large Capitalization Value Portfolio
Large Capitalization Growth Portfolio
International Equity Portfolio
Mortgage-Backed Securities Portfolio
Total Return Bond Portfolio
Prudential Core Bond Fund
The Prudential Variable Contract Account-2
The Prudential Variable Contract Account-10
The Prudential Variable Contract Account-11
The Prudential Variable Contract Account-24

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